Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

Nerdy Inc. is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the “Transaction” as described in the Business Combination Agreement entered into between TPG Pace and Nerdy and in the Company’s Definitive Proxy Statement/Prospectus (“Proxy Statement/Prospectus”) filed with the SEC on August 19, 2021. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786”Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The following unaudited pro forma condensed combined balance sheet of Nerdy Inc. as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations of Nerdy Inc. for the year ended December 31, 2020 and the six months ended June 30, 2021 present the combination of the financial information of TPG Pace Tech Opportunities Corp. (“TPG Pace”) and Live Learning Technologies LLC d/b/a Nerdy, a Missouri limited liability company (“Nerdy”) after giving effect to the Transaction, the PIPE Financing, the Forward Purchase Agreements, and related adjustments described in the accompanying notes. TPG Pace and Nerdy are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Transaction, the PIPE Financing, and the Forward Purchase Agreements, are referred to herein as Nerdy Inc. See the accompanying notes to the Unaudited Condensed Combined Pro Forma Financial Information for a discussion of assumptions made.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the six months ended June 30, 2021 give pro forma effect to the Transaction, the PIPE Financing, the Forward Purchase Agreements, and related adjustments described in the accompanying notes (the “Pro Forma Transactions”) as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of June 30, 2021, gives pro forma effect to the Transaction, the PIPE Financing, the Forward Purchase Agreements, and related adjustments described in the accompanying notes as if they were completed on June 30, 2021.

The historical financial information of Nerdy was derived from the Live Learning Technologies LLC d/b/a Nerdy December 31, 2020 Audited Consolidated Financial Statements and June 30, 2021 Unaudited Condensed Consolidated Financial Statements, which are included in the Proxy Statement/Prospectus. The historical financial information of TPG Pace was derived from the TPG Pace December 31, 2020 Audited Financial Statements, as amended and restated, and June 30, 2021 Unaudited Condensed Financial Statements, which are included in the Company’s Proxy Statement/Prospectus. This information should be read together with the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements, the Live Learning Technologies LLC d/b/a Nerdy Audited December 31, 2020 Consolidated Financial Statements and accompanying notes, the Live Learning Technologies LLC d/b/a Nerdy Unaudited June 30, 2021 Condensed Consolidated Financial Statements and accompanying notes, the TPG Pace Audited December 31, 2020 Financial Statements and accompanying notes, the TPG Pace Unaudited June 30, 2021 Condensed Financial Statements and accompanying notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nerdy” and “TPG Pace’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Selected Historical Financial Information of TPG Pace” and “Selected Historical Financial Information of Nerdy” and other financial information included in the Proxy Statement/Prospectus.

Description of the Transaction

On January 28, 2021, TPG Pace entered into the Business Combination Agreement with Nerdy. TPG Pace will change its jurisdiction of registration by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation registered under the laws of the State of Delaware (the “Domestication”), upon which TPG Pace will change its name to “Nerdy Inc.” Immediately after the Domestication, (i) Nerdy will cause each outstanding class of preferred units and the Nerdy profit units (whether vested or unvested) to be automatically converted into Nerdy common units (“Nerdy Common Units”) (subject to substantially the same terms and conditions, including applicable vesting requirements) (the “Nerdy Recapitalization”) and (ii) TCV Blocker will consummate certain restructuring transactions such that, following such transactions, TCV Blocker will directly own common units in Nerdy, Inc.

On September 20, 2021, TPG Pace Merger Sub merged with and into Nerdy, with Nerdy surviving the Merger, and Blocker Merger Sub I merged with and into TCV Blocker, with TCV Blocker surviving such merger, and Blocker Merger Sub II merged with and into Learn Blocker, with Learn Blocker surviving such merger, and immediately following the Merger and Reverse Blocker Mergers, each surviving Blocker merged with and into Nerdy Inc., with Nerdy Inc. surviving each Direct Blocker Merger. The aggregate consideration paid to the holders of Nerdy equity (including the owners of the Blockers with respect to their indirect interest in Nerdy equity and the holders of Nerdy unit appreciation rights and profit units to the extent entitled to consideration, as described below) is based on an enterprise value of $1,250,000 thousand (subject to certain debt related adjustments) and consisted of (i) an amount of cash equal to the excess of the amount of available cash over $250,000 thousand (but not to exceed $388,200 thousand), plus (ii) equity consideration valued at $10.00 per share/unit in respect of the remaining portion of Nerdy’s enterprise value after deducting the cash consideration in clause (i), plus (iii) certain Nerdy warrants, plus (iv) the Nerdy Earnout Consideration, if payable. In addition, immediately after the completion of the Transaction, certain investors have agreed to subscribe for and purchase 15,000,000 shares of Class A common stock for an aggregate of $150,000 thousand in the PIPE Financing. In addition, pursuant to the Forward Purchase Agreements certain investors have purchased 15,000,000 Class A Shares at a price of $10.00 per share, plus an aggregate of 3,000,000 warrants to purchase one Class A share at $11.50 per share, at an aggregate transaction price of approximately $150,000 thousand. With respect to certain of the additional forward purchases, TPG Pace issued an additional 1,116,750 shares of Class A Common stock, of which 66,950 Class A Shares was issued to affiliates of TPG Global, including 500 Class A Shares issued to an officer of TPG Pace, for no additional cash consideration, lowering for certain additional forward purchasers, including the affiliates of TPG Global referenced above, the effective purchase price per Class A Share and one-fifth warrant to approximately $9.09 per share, compared to the $10.00 per share public offering price in the TPG Pace IPO.

In connection with the Transaction, certain of Nerdy’s equity holders received 4,000,000 earnout shares and 2,444,444 warrants (the “Nerdy Earnout Consideration”) contingent upon achieving certain market share price milestones within a period of 60 months post Transaction. These earnout shares will be forfeited if the set milestones are not reached. The Nerdy Earnout Consideration will be deemed to have been earned in the event of a change of control if the change of control occurs within a period of 60 months post Transaction. The Nerdy Earnout Consideration shares include voting rights and are eligible to receive nonforfeitable dividends to the extent dividends are declared but does not contractually obligate the holders of such shares to participate in losses.

In connection with the Transaction, certain of TPG Pace’s equity holders received 4,000,000 earnout shares and 4,888,889 warrants (the “Sponsor Earnout Consideration”) contingent upon achieving certain market share price milestones within a period of 60 months post Transaction. These earnout shares will be forfeited if the set milestones are not reached. The Sponsor Earnout Consideration will be deemed to have been earned in the event of a change of control if the change of control occurs within a period of 60 months post Transaction. The Sponsor Earnout Consideration shares include voting rights and are eligible to receive nonforfeitable dividends to the extent dividends are declared but does not contractually obligate the holders of such shares to participate in losses.

The following summarizes the pro forma number of Class A and Class B Common Stock outstanding following the consummation of the Transaction, the PIPE Financing and the Forward Purchase Agreements, discussed further in the sections below, based on the exercise price of all vested existing equity of Nerdy at the consummation of the Transaction excluding the potential dilutive effect of the exercise or vesting of warrants, stock-based compensation, Nerdy Earnout Consideration, and Sponsor Earnout Consideration:

	Shares	%
TPG Pace Public Stockholders	28,683,317	18.0%
Nerdy equity and unitholders	91,315,438	57.5%
Sponsor and its affiliates	10,552,200	6.6%
PIPE Investors	15,000,000	9.4%
Forward purchase agreement investors	13,447,800	8.5%

Closing shares	158,998,755	100.00%

In connection with the Transaction, Nerdy Inc. entered into the Tax Receivable Agreement. The Tax Receivable Agreement generally provides for the payment by Nerdy Inc. to certain holders of Nerdy Common Units (or their permitted assignees) (“TRA Holders”) of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that Nerdy Inc. actually realizes (or is deemed to realize in certain circumstances) in periods after the Transaction as a result of: (i) certain increases in tax basis that occur as a result of (A) the Transaction (including as a result of cash received in the Transaction and debt repayment occurring in connection with the Transaction) or (B) exercises of the redemption or call rights set forth in the OpCo LLC Agreement; and (ii) imputed interest deemed to be paid by Nerdy Inc. as a result of, and additional basis arising from, any payments Nerdy Inc. makes under the Tax Receivable Agreement. Nerdy Inc. will retain the benefit of the remaining 15% of these net cash savings. If Nerdy Inc. elects to terminate the Tax Receivable Agreement early, Nerdy Inc. would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by it to the TRA Holders under the Tax Receivable Agreement (based upon certain valuation assumptions and deemed events set forth in the Tax Receivable Agreement). If a change of control occurs (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations and certain changes to the composition of the Nerdy Inc. board), the Tax Receivable Agreement will remain in effect with respect to each TRA Holder (provided that certain valuation assumptions, including that there will be sufficient income to utilize all tax attributes covered by the Tax Receivable Agreement, will be utilized to determine the payments to be made under the Tax Receivable Agreement), unless such TRA Holder elects (or the representative of the TRA Holders causes all of the TRA Holders to elect) to receive its early termination payment in connection with the change of control transaction.

Anticipated Accounting treatment

The Transaction will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, TPG Pace will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Existing Nerdy Holders expecting to comprise a majority of the voting power of the combined company, Nerdy’s operations prior to the acquisition comprising the only ongoing operations of Nerdy Inc., and Nerdy’s senior management comprising a majority of the senior management of Nerdy Inc. Following the Transaction, Nerdy LLC will be governed by a Board of Managers consisting of five Managers with three Managers designated by Nerdy Inc. and two Managers that were designated by the members holding a majority of the then outstanding vested units held by members other than Nerdy Inc. Under this method of accounting, the ongoing financial statements of the registrant will reflect the net assets of Nerdy and TPG Pace at historical cost, with no goodwill or other intangible assets recognized.

The Company is currently evaluating the appropriate accounting treatment related to the noncontrolling interest associated with the outstanding Nerdy LLC units held by certain Existing Nerdy Holders. For purposes of the unaudited pro forma condensed combined financial information, the noncontrolling interest has been classified as a component of permanent equity. However, it is possible upon completion of the evaluation the noncontrolling interest could be considered redeemable noncontrolling interest and would be required to be: (a) classified as a component of temporary or “mezzanine” equity separate from permanent equity and (b) subsequently measured at redemption value if it is greater than the carrying amount determined based on ASC 810 (which is the initial carrying value adjusted for allocations of profits and loss and contributions/distributions) with any adjustments recorded as an adjustment to additional paid-in-capital.

The Company is currently evaluating the accounting treatment related to certain warrants upon the close of the Transaction. For purposes of the unaudited pro forma condensed combined financial information, all warrants are classified as derivative liability instruments. However, the evaluation and finalization of accounting conclusions regarding the classification are ongoing and subject to change.

For purposes of the unaudited pro forma condensed combined financial information, all earnouts are classified as derivative liability instruments. Upon the close of the Transaction, certain earnouts were provided to employees of the Company. The Company is currently evaluating whether any of these earnouts represents compensation expense pursuant to Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation (“ASC 718”).

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what Nerdy Inc.’s financial condition or results of operations would have been had the Transaction, the PIPE Financing, and the Forward Purchase Agreements occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Nerdy Inc. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings that may result from the Pro Forma Transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Pro Forma Transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2021

(amounts in thousands)

	TPG Pace Tech Opportunities Corp. (Historical)	Nerdy (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments	Notes		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$1,122	$14,718	$—	$286,846	(A	)	$160,436
				150,000	(B	)
				150,000	(C	)
				(336,846)	(D	)
				(10,039)	(E	)
				(5,389)	(F	)
				(33,197)	(G	)
				(41,342)	(H	)
				(2,000)	(R	)
				(8,395)	(T	)
				(2,042)	(U	)
				(3,000)	(V	)
Accounts receivable, net	—	1,442	—	—			1,442
Prepaid expenses	241	1,032	—	3,000	(V	)	4,273
Other current assets	—	1,224	—	—			1,224

Total current assets	1,363	18,416	—	147,596			167,375
Fixed assets, net	—	9,864	—	—			9,864
Goodwill	—	5,717	—	—			5,717
Intangible assets, net	—	8,035	—	—			8,035
Other assets	—	1,154	—	—			1,154
Deferred issuance costs	—	2,278	—	(2,278)	(S	)	—
Deferred tax assets	—	—	—	—	(I	)	—
Investments held in Trust Account	450,020	—	—	(450,020)	(A	)	—

Total assets	451,383	45,464	—	(304,702)			192,145

Liabilities redeemable preferred units, and members’ Equity
Current liabilities
Accounts payable	$—	$5,243	$—	$(598)	(F	)	$4,645
Other current liabilities	—	6,127	4,717	(4,791)	(F	)	6,053
Promissory note	—	—	—				—
Deferred revenue	—	17,695	—				17,695
Accrued professional fees and other expenses	4,717	—	(4,717)	—			—
Note payable to Sponsor	2,000	—	—	(2,000)	(R	)	—
Derivative liabilities	34,773	—	—	(940)	(Q	)	33,833

Total current liabilities	41,490	29,065	—	(8,329)			62,226
Other liabilities	—	1,452	—				1,452
Long-term debt, net	—	39,620	—	(39,620)	(H	)	—
Tax receivable agreement liability	—	—	—	—	(J	)	—
Deferred underwriting commissions	15,750	—	—	(15,750)	(E	)	—
Earnout liability	—	—	—	60,022	(K	)	60,022

Total liabilities	57,240	70,137	—	(3,677)			123,700

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2021

(amounts in thousands)

	TPG Pace Tech Opportunities Corp. (Historical)	Nerdy (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Commitments and Contingencies
Redeemable shares
TPG Pace Class A ordinary shares subject to redemption - 45,000,000 as of June 30, 2021, at a redemption value of $10.00 per share	450,020	—		(450,020)	(L)	—

Total redeemable shares	450,020	—	—	(450,020)		—
Redeemable preferred units
Nerdy Class B Redeemable Preferred Units, no par value - 40,499,299 units authorized, issued and outstanding as of June 30, 2021	—	259,638		(259,638)	(D)	—
Nerdy Class C Redeemable Preferred Units, no par value - 18,586,623 units authorized, issued and outstanding as of June 30, 2021	—	119,158		(119,158)	(D)	—

Total redeemable preferred units	—	378,796	—	(378,796)	0	—
Stockholders’ equity
Nerdy Class A Preferred Units, no par value - 7,906,980 units authorized, issued and outstanding as of June 30, 2021	—	3,309		(3,309)	(D)	—
Nerdy Class A-1 Preferred Units, no par value - 7,822,681 units authorized, issued and outstanding as of June 30, 2021	—	3,398		(3,398)	(D)	—
Nerdy Common units, $0.000001 par value - 85,564,605 units authorized, issued and outstanding as of June 30, 2021	—	86		(86)	(D)	—
Nerdy Class A ordinary shares, $0.0001 par value - 200,000,000 shares authorized; 2,046,599 shares issued and outstanding as of June 30, 2021	—	—		—		—
TPG Pace Class F ordinary shares, $0.0001 par value - 20,000,000 shares authorized, 11,250,000 shares issued and outstanding as of June 30, 2021	1	—		(1)	(O)	—
Noncontrolling interest	—	—		31,585	(M)	31,585
Class A common shares				1	(B)	5
				1	(C)
				2	(D)
				1	(O)
Class B common shares				7	(D)	7
Additional paid-in capital	—	7,837		(163,174)	(A)	496,308
				149,999	(B)
				149,999	(C)
				(336,846)	(D)
				5,711	(E)
				(29,386)	(G)
				450,020	(L)
				385,589	(D)
				(9)	(D)
				(31,425)	(M)
				(55,878)	(N)
				25,231	(P)

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2021

(amounts in thousands)

	TPG Pace Tech Opportunities Corp. (Historical)	Nerdy (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments	Notes	Pro Forma Combined
				(60,022)	(K)
				940	(Q)
				(2,278)	(S)
Accumulated deficit	(55,878)	(418,445)		(3,811)	(G)	(459,646)
				(1,722)	(H)
				55,878	(N)
				(25,231)	(P)
				(8,395)	(T)
				(2,042)	(U)
Accumulated other comprehensive loss	—	346		(160)	(M)	186

Total members’ equity	(55,877)	(403,469)	—	527,791		68,445
Total liabilities, redeemable shares, redeemable preferred units, and members’ equity	$451,383	$45,464		$(304,702)		$192,145

Unaudited Pro Forma Condensed Combined

Statement of Operations for the Six Months Ended

June 30, 2021

(amounts in thousands, except per share and per share amounts)

	TPG Pace Tech Opportunities Corp. (Historical)	Nerdy (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments	Notes		Pro Forma Combined
Revenue	$—	$67,351	$—	$—			$67,351
Cost of revenue	—	22,705	—	—			22,705

Gross Profit	—	44,646	—	—			44,646
Sales and marketing expenses	—	28,747		—			28,747
Professional fees and other expenses	5,632	—	(5,632)				—
General and administrative expenses	—	27,772	5,632	12,906	(W	)	49,320
				3,010	(X	)
Change in fair value of derivatives	(24,763)	—	—	17,030	(Y	)	(7,733)

Operating income (loss)	19,131	(11,873)	—	(32,946)			(25,688)
Interest expense (income)	(14)	2,502	—	(2,502)	(Z	)	—
				14	(AA	)
Other expense (income), net		82		—			82
Gain on extinguishment of debt	—	(8,395)	—	8,395	(BB	)	—

Income (loss) before income taxes	19,145	(6,062)	—	(38,853)			(25,770)
Income tax benefit	—	—	—	—	(CC	)	—

Net income (loss)	19,145	(6,062)	—	(38,853)			(25,770)
Net loss attributable to noncontrolling interest	—	—	—	(11,890)	(DD	)	(11,890)
Net loss attributable to Nerdy, Inc.	$19,145	$(6,062)	$—	$(26,963)			$(13,880)

Net loss per ordinary share
Class A ordinary shares - basic and diluted	$0.34				(EE	)	$(0.16)
Class F ordinary shares - basic and diluted	$0.34
Weighted average shares outstanding
Class A ordinary shares - basic and diluted	45,000,000						85,624,492
Class F ordinary shares - basic and diluted	11,250,000

Unaudited Pro Forma Condensed Combined

Statement of Operations for the Year Ended

December 31, 2020

(amounts in thousands, except per share and per share amounts)

	TPG Pace Tech Opportunities Corp. (Historical)	Nerdy (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue	$—	$103,968	$—	$—		$103,968
Cost of revenue	—	34,834	—	—		34,834

Gross Profit	—	69,134	—	—		69,134
Sales and marketing expenses	—	43,838		—		43,838
Professional fees and other expenses	1,396	—	(1,396)			—
General and administrative expenses	—	43,231	1,396	38,482	(FF)	95,940
				6,020	(GG)
				3,000	(HH)
				3,811	(II)
Change in fair value of derivatives	31,927	—	—	(17,970)	(JJ)	13,957

Operating loss	(33,323)	(17,935)	—	(33,343)		(84,601)
Interest expense (income)	(6)	4,904	—	(4,904)	(KK)	(6)
	—	—	—	1,947	(LL)	1,947
				6	(MM)	6
Other expense (income), net	—	1,824	—	2,042	(NN)	3,866

Loss before income taxes	(33,317)	(24,663)	—	(32,434)		(90,414)
Income tax benefit	—	—	—	—	(OO)	—

Net loss	(33,317)	(24,663)	—	(32,434)		(90,414)
Net loss attributable to noncontrolling interest	—	—	—	(41,724)	(PP)	(41,724)
Net loss attributable to Nerdy, Inc.	$(33,317)	$(24,663)	$—	$9,290		$(48,690)

Net loss per ordinary share
Class A ordinary shares - basic and diluted	$(2.58)				(QQ)	$(0.57)
Class F ordinary shares - basic and diluted	$(0.37)
Weighted average shares outstanding
Class A ordinary shares - basic and diluted	10,327,869					85,624,492
Class F ordinary shares - basic and diluted	18,050,376

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

The unaudited pro forma condensed combined financial information has been adjusted to include Transaction Accounting Adjustments (discussed within the notes below) which reflect the application of the accounting required by GAAP. The Transaction Accounting Adjustments for the Transaction consist of those necessary to account for the Transaction. The pro forma adjustments are prepared to illustrate the estimated effect of the Transaction, the PIPE Financing, the Forward Purchase Agreements, and certain other adjustments.

The Transaction will be accounted for as a reverse recapitalization because Nerdy has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The determination is primarily based on the evaluation of the following facts and circumstances:

•

Following the Transaction, Nerdy LLC will be governed by a Board of Managers consisting of five Managers with two managers being designated by the members holding a majority of the then outstanding vested units held by members other than Nerdy Inc.;

•	The pre-combination equity holders of Nerdy will hold the majority of, among others, voting rights in Nerdy Inc.;

•	The pre-combination equity holders of Nerdy will have the right to appoint the majority of the directors on the Nerdy Inc. Board;

•	Senior management of Nerdy will comprise the senior management of Nerdy Inc.;

•	Operations of Nerdy will comprise the ongoing operations of Nerdy Inc; and

•	Nerdy is significantly larger than TPG Pace in terms of revenue, total assets (excluding cash) and employees.

Under the reverse recapitalization model, the Transaction will be treated as Nerdy issuing equity for the net assets of TPG Pace, with no goodwill or intangible assets recorded.

Note 2—Reclassifications

Certain reclassification adjustments have been made to conform TPG Pace’s financial statement presentation to that of Nerdy’s as noted below:

a.

TPG Pace’s Accrued professional fees and other expenses was reclassified to Other current liabilities on the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021. The reclassification has no impact on Total current liabilities.

b.

TPG Pace’s Professional fees and other expenses were reclassified to General and administrative expenses on the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020 and the six months ended June 30, 2021. The reclassification had no impact on Operating loss.

Note 3—Transaction Accounting Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(A)

Represents the release of the restricted investments and cash held in the TPG Pace trust account upon consummation of the Transaction at closing. Upon closing $450,020 thousand of cash held in the TPG Pace trust account was released less redemption payments of $163,174 thousand which were made to TPG Pace shareholders who redeemed 16,316,683 shares. Accordingly, Cash and cash equivalents increased $286,846 thousand with a decrease to Investments held in Trust Account of $450,020 thousand and Additional paid-in capital of $163,174 thousand.

(B)

Represents the gross proceeds from the issuance, in the PIPE Financing to certain investors of 15,000,000 shares of Class A Common Stock with a par value of $0.01 per share at a price of $10.00 per share. Accordingly, Cash and cash equivalents increased by $150,000 thousand, with a corresponding increase in Class A Common Stock of $1 thousand and $149,999 thousand to Additional paid-in capital. Transaction costs incurred related to the PIPE financing are discussed in tick mark (G) below.

(C)

Represents the issuance in the Forward Purchase Agreements to certain investors of 16,116,750 shares of Class A Common Stock with a par value of $0.01 at a blended price of $9.31 per share. Accordingly, Cash and cash equivalents increased by $150,000 thousand, with a corresponding increase in Class A Common Stock of $1 thousand and $149,999 thousand to Additional paid-in capital. Transaction costs incurred related to the Forward Purchase Agreements are discussed in tick mark (H), below. In conjunction with the Forward Purchase Arrangements Nerdy Inc. will issue 3,000,000 warrants to purchase Class A common Stock, which are included within the Company’s derivative liabilities.

(D)

Represents an exchange of equity interests in Nerdy, including all issued and outstanding Class B Redeemable Preferred Units, Class C Redeemable Preferred Units, Class A Preferred Units, Class A-1 Preferred Units, and Common Units. In exchange for their equity interests in Nerdy, investors will receive 18,583,264 Class A Shares with a par value of $0.01 per share (including 642,089 earnout shares, if payable) and 76,732,173 Class B Shares with a par value of $0.01 per share (including 3,357,911 earnout shares, if payable), including shares issued to settle the Companies’ vested PIUs and UARs, as well as the cash consideration payable to Nerdy shareholders of $336,846 thousand.

(amounts in thousands)
Retirement of Nerdy LLC ownership interests	$(259,638)
Nerdy Class B Redeemable Preferred Units	(119,158)
Nerdy Class C Redeemable Preferred Units	(3,309)
Nerdy Class A Preferred Units	(3,398)
Nerdy Class A-1 Preferred Units	(86)

Nerdy Class A Ordinary Shares	$(385,589)

Cash consideration to Nerdy LLC shareholders	$336,846

(E)

Nerdy Inc. Underwriting fees are due based on the number of shares of Nerdy Inc. Class A Common Stock issued to the current holders of TPG Pace Class A Common Stock. As 16,316,683 shares were redeemed and will not be issued, only $10,039 thousand of the deferred underwriting fee will be paid. Accordingly, deferred underwriting compensation will decrease by $15,750 thousand with a corresponding decrease in cash of $10,039 thousand and an increase of $5,711 of Additional paid-in capital.

(F)

Represents payment of TPG Pace’s and Nerdy’s accrued transaction expenses of $4,791 thousand and $598 thousand, respectively. Accordingly, Cash and cash equivalents decreased $5,389 thousand, Accounts payable decreased $598 thousand and Other current liabilities decreased by $4,791 thousand. These accrued transaction expenses are for advisory, legal, and accounting costs.

(G)

Reflects the payment of $33,197 thousand of transaction costs at close in connection with the Transaction. Of total transaction fees, $16,335 thousand relates to advisory, legal and other fees, $18,969 thousand relates to capital market advisory expenses, $4,500 thousand relates to PIPE fees and $5,500 thousand relates to Forward Purchase Agreement fees. Of these transaction fees $31,664 thousand are expected to be recorded within Additional paid-in capital (including $2,278 thousand of deferred issuance costs discussed in tickmark (S) for a net adjustment of $29,386 thousand) and the remaining $13,640 thousand are expected to be recorded in Accumulated Deficit (including $9,829 thousand of costs previously expensed for a net adjustment of $3,811 thousand).

(H)

Reflects cash payments to extinguish Nerdy’s existing Loan and Security Agreement in the amount of approximately $41,342 thousand (inclusive of approximately $1,722 thousand of debt extinguishment costs). Accordingly, Cash and cash equivalents decreased by $41,342 thousand with a corresponding decrease in long-term debt of $39,620 thousand and an increase in interest expense of $1,722 thousand which is reflected on the Unaudited Pro Forma Condensed Combined Balance Sheet as a decrease in Accumulated Deficit.

(amounts in thousands)
Repayment of Loan and Security Agreement	$(39,000)
Payment of accrued paid-in-kind interest	(392)
Payment of accrued end of term charge	(548)
Write-off of unamortized debt issuance costs	320

Pro forma decrease in long-term debt	$(39,620)

Payment of end of term charge	$(622)
Payment of early repayment penalty	(780)
Write-off of Unamortized debt issuance costs	(320)

Pro forma debt extinguishment expense	$(1,722)

Pro forma decrease in cash to extinguish LSA	$(41,342)

(I)

Represents adjustments to reflect applicable deferred tax assets. The Companies’ deferred tax assets are not more likely than not expected to be realized in accordance with ASC 740 - Income Taxes. As such, the Company has reduced the full carrying amount of the deferred tax assets with a valuation allowance. The deferred taxes are primarily related to (1) the tax basis step up in Nerdy, Inc.’s investment in Nerdy, and (2) the Combined Companies’ net loss tax effected at a constant federal income tax rate of 21.0% and a state tax rate of 4.4%; and (3) a valuation allowance of $64,153 thousand.

(J)

Upon the completion of the Transaction, Nerdy, Inc. will be a party to a tax receivable agreement. Under the terms of that agreement, Nerdy Inc. generally will be required to pay to certain parties to the agreement 85% of the tax savings that Nerdy, Inc. is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Transaction and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement.

The Company does not expect to record net deferred tax assets related to the tax basis adjustments associated with the exchange of Class B Units in Nerdy LLC as those deferred tax assets are not more likely than not expected to be realized in accordance with ASC 740 - Income Taxes. Accordingly, the Company has not recorded a liability related to the tax receivable agreement as of June 30, 2021, as the liability is not considered to be probable in accordance with ASC 450 - Contingencies.

As noted above, $336,846 thousand of cash will be paid to historical owners of Nerdy, which results in a gross potential tax receivable agreement liability of $99,951 thousand assuming: (1) a share price equal to $10.00 per share, (2) a constant federal income tax rate of 21.0% and a state tax rate of 4.4%, (net of the federal benefit), (3) no material changes in tax law, (4) the ability to utilize tax attributes and (5) future tax receivable agreement payments. Nerdy Inc. anticipates that it will account for the income tax effects resulting from future taxable exchanges of Nerdy Common Units by historical owners of Nerdy for Nerdy Inc. Class A shares or the cash equivalent thereof by recognizing an increase in deferred tax assets, based on enacted tax rates at the date of each exchange. Further, Nerdy, Inc. will evaluate the likelihood that the benefit represented by the deferred tax asset will be realized. To the extent that it is more likely than not that the tax benefit will not be realized, Nerdy, Inc. will reduce the carrying amount of the deferred tax asset with a valuation allowance. Due to the uncertainty as to the amount and timing of future exchanges of Nerdy Common Units by historical owners of Nerdy, and as to the price per share of Class A shares at the time of any such exchanges, the unaudited pro forma condensed combined financial information does not assume future exchanges to have occurred. Therefore, no increases in tax basis in Nerdy Inc.’s assets or other tax benefits that may be realized as a result of any such future exchanges have been reflected in the unaudited pro forma condensed combined financial information. As no tax benefits arising from the results of future exchanges have been included in the unaudited pro forma condensed combined financial statements, the related tax receivable agreement liability is also excluded. However, if all of the Nerdy Common Units were exchanged (in each case, together with a corresponding number of shares of Nerdy Inc. Class B Common Stock), immediately following the completion of this offering, we would recognize an incremental deferred tax asset of approximately $370,440 thousand and a non-current liability of approximately $314,874 thousand based on our estimate of the aggregate amount that we will pay under the tax receivable agreement as a result of such future exchanges, assuming: (i) a price of $10.00 per share; (ii) a constant corporate tax rate of 25.4%; (iii) that we will have sufficient taxable income to fully utilize the tax benefits; and (iv) no material changes in tax law. Assuming no change in the other assumptions, a $1.00 increase (decrease) in the assumed price per share would increase (decrease) the incremental deferred tax asset and non-current liability that we would recognize if all of Nerdy Common Units were exchanged, immediately following the completion of this offering by approximately $34,368 thousand and $29,213 thousand, respectively.

(K)

Reflects the recording of the liability for contingent earnout share consideration due to Nerdy’s equity holders and TPG Pace’s equity holders. These shares are outstanding and participate in any Company dividends, however, earnout shares do not contractually obligate the holders of such shares to participate in losses. These shares are contingently issued to Nerdy and TPG Pace equity holders and will be forfeited if set market share price milestones are not met within a period of 60 months following the Transaction. The Nerdy Earnout Consideration will be deemed to have been earned in the event of a change of control if the change of control occurs within a period of 60 months post Transaction. Due to conditions surrounding the change in control of the earnout agreement, earnout consideration is recorded as a noncurrent liability at the fair market value of the earnout shares of $60,022 thousand with a corresponding decrease to Additional paid-in capital.

(L)

Reflects the reclassification of Class A Common Stock subject to possible redemption to permanent equity. Accordingly, this adjustment reflects a decrease in TPG Pace Class A ordinary shares of $450,020 thousand with a corresponding increase to Additional paid-in capital.

(M)

Based on redemptions of 16,316,683 Class A common shares, a 53.9% controlling interest and a 46.1% noncontrolling interests were calculated. Following the Closing of the Transaction, Class A shareholders own direct controlling interests in the combined results of Nerdy and Nerdy Inc. while the Nerdy unitholders own an economic interest in Nerdy shown as noncontrolling interest in the financial statements of Nerdy Inc. The indirect economic interests are held by the Nerdy unitholders in the form of Nerdy Common Units that can be redeemed for Class A shares or cash in an amount equal to the fair market value of Class A shares at the option of Nerdy Inc. Exchanges of indirect economic interests for cash are required to be funded by the sale of Class A shares within 5 business days of the Redemption Notice Date. If Nerdy Inc. elects that the redeemed Nerdy Common Units will be settled in cash, the cash used to settle the redemption of the Nerdy Common Units must be funded through a private or public offering of Class A Shares no later than five business days after the Redemption Notice Date.

The noncontrolling interest will decrease as Class B shares and Nerdy Common Units are exchanged for Class A shares in Nerdy Inc. The calculation of noncontrolling interest is based on the net assets of Nerdy LLC following the completion of the Transaction. Both the Nerdy Earnout Consideration Shares and the Sponsor Earnout Consideration shares will be excluded from the calculation of the Companies’ noncontrolling interest until such time they become vested.

Accordingly, noncontrolling interest increased by $31,585 thousand with a corresponding decrease in accumulated other comprehensive income (“AOCI”) and additional paid in capital (“APIC”) of $160 thousand and $31,425 thousand, respectively.

(N)	Reflects the elimination of TPG Pace’s historical Accumulated deficit of $55,878 thousand.

(O)	Represents the conversion of TPG Pace Class F shares with a par value of $0.01 per share to Nerdy Inc. Class A Shares with a par value of $0.01 per share.

(P)

Represents expense related to Unit Appreciation Rights (“UARs”) held by Nerdy employees which will be converted into Stock Appreciation Rights (“SARs”) in conjunction with the Transaction. In connection with the transaction, Nerdy will modify these awards to allow for vesting upon the completion of the Transaction subject to the existing service conditions being achieved and as a result the compensation cost will be measured based on the modification date fair value. The $25,231 thousand adjustment is calculated as only the amount of compensation expense for awards that had their service condition achieved as of June 30, 2021, the assumed date of the Transaction for purposes of the pro forma balance sheet. The adjustment does not include any amounts related to unvested awards as of June 30, 2021 since the compensation expense related to unvested awards measured at the Type III modification date is required to be recognized prospectively from the date of the Transaction to the service completion dates.

Accordingly, Additional paid-in capital increases by $25,231 thousand with a corresponding increase of $25,231 thousand in Accumulated Deficit.

(Q)

Represents the reclassification of the Forward Purchase Agreement (“FPA”) liability to equity. TPG Pace entered into Forward Purchase Agreements with certain investors at the time of its initial public offering that provided (i) Class A shares of Nerdy Inc. at a price of $10.00 per share for 15,000,000 shares and (ii) 3,000,000 warrants to purchase ordinary shares under similar terms as the Company’s private warrants. In conjunction with the consummation of the Transaction, the investors that entered into the Company’s FPA will receive their shares of Class A stock and will retain their warrants. The proceeds from the FPA shares are recorded in tickmark (C). The liability for the FPA shares of $940 thousand will be reclassified to Additional paid-in capital.

(R)	Represents the repayment of a note payable which is due on the date of the Transaction. Accordingly, a decrease to Note payable to Sponsor and Cash decreased by $2,000 thousand.

(S)

Represents deferred expenses related to the Company’s S-4 being netted against proceeds from the Transaction. Accordingly, Deferred issuance costs and Additional paid-in capital decreased by $2,278 thousand.

(T)

Reflects the repayment of the Company’s PPP Loan for $8,293 thousand in principal and accrued interest of $102 thousand. As the Company had previously received forgiveness of the PPP Loan and recognized the forgiveness, the repayment of the PPP Loan is recognized as a decrease Cash and cash equivalents and an increase in Accumulated Deficit.

(U)

The Company entered into certain arrangements with lenders which obligated the Company to pay a success fee upon the occurrence of certain liquidity events. Following the completion of the Transaction, the Company will pay success fees of $2,042 thousand. Accordingly, Cash and cash equivalents decreased and Accumulated Deficit increased by $2,042 thousand.

(V)	Represents payment of D&O insurance of $3,000 thousand which is recorded as a prepaid expense to be amortized over the term of the agreement.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the Six Months Ended June 30, 2021

(W)

Represents stock-based compensation expense associated with the historical UAR plan of Nerdy in the amount of $12,906 thousand, which is related to both vested and unvested awards. These awards become exercisable (to the extent previously vested) upon the completion of the Transaction and related modification and will require the recognition of compensation cost as the related performance condition is achieved.

(X)

Represents the Company’s estimate of stock-based compensation expense associated with the Company’s Founder’s Award in the amount of $3,010 thousand. Upon the Completion of the Transaction, the Company approved the issuance of the Founder’s Award, which consists of market-based restricted stock units which can be earned over seven years. The valuation of the Founder’s Award and the derived service period is currently under evaluation. For the purposes of the pro forma financial statements, the Company has assumed a seven-year service period.

(Y)

Represents the mark-to-market activity on the FPA derivative liability for the six months ended June 30, 2021. Upon the consummation of the Transaction, the FPA liability is reclassified to equity as described in tickmark (Q), above. Accordingly, the change in the fair value of derivative liabilities related to the Forward Purchase Agreement will be decreased by $17,030 thousand.

(Z)

Represents the estimated changes in Nerdy’s historical interest expense following the extinguishment of Nerdy’s Loan and Security Agreement in connection with the Transaction. Accordingly, Interest expense (including the amortization of debt issuance costs) decreased $2,460 thousand. Additionally, as the PPP Loan was repaid in connection with the Transaction, interest expense decreased $42 thousand.

(AA)	Reflects the elimination of investment income on the trust account.

(BB)

Represents the repayment of the Company’s PPP Loan for $8,293 thousand in principal and accrued interest of $102 thousand. As the Company had previously received forgiveness of the PPP loan and recognized the forgiveness as a gain on debt extinguishment, the repayment of the PPP Loan is recognized as a Loss on debt extinguishment.

(CC)

TPG Pace is a Cayman Islands exempted company and has received an exemption from the Cayman Islands government that exempts TPG Pace from taxes levied on profits, income, expenses, gains and losses. Immediately prior to the Transaction, TPG Pace will change its jurisdiction of registration by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation registered under the laws of the State of Delaware. Nerdy is a limited liability company and is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a result, it is not liable for U.S. federal or state and local income taxes in most jurisdictions in which Nerdy LLC operates, and the income, expenses, gains and losses are reported on the returns of its members. It is subject to local income tax in certain jurisdictions in which it is not treated like a partnership, where it pays income taxes. Following the Transaction, Nerdy Inc. will be subject to U.S. federal income taxes, in addition to state and local taxes with respect to its allocable share of any taxable income from Nerdy.

As Nerdy has concluded that it is not more likely than not that any deferred tax assets will be realized in future periods, no income tax benefit is recognized.

(DD)	The net loss of Nerdy Inc. was reduced by the noncontrolling interest ownership of 46.1%

(amounts in thousands)
Pro forma loss before taxes	$(25,770)
Noncontrolling interest percentage	46.1%
Noncontrolling interest pro forma adjustment	(11,890)

Net loss attributable to Nerdy, Inc.	$(13,880)

(EE)

Represents the net loss per issued share calculated using Nerdy Inc. shares of Class A Common Stock issued in connection with the Business Combination, assuming that the shares were outstanding since January 1, 2020. As the Pro Forma Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for net loss per share assumes that the shares issuable related to the Pro Forma Transactions have been outstanding for the entire period presented.

As the Company was in a net loss, giving effect to unvested share-based compensation or outstanding warrants was not considered in the calculation of diluted net loss per share, since the inclusion of such warrants and unvested share-based compensation would be anti-dilutive.

(amounts in thousands, except share and per share amounts)
Pro forma net loss attributable to Nerdy Inc.	$(13,880)
Weighted average Common Stock outstanding, basic and diluted	85,624,492
Net loss per share of Common Stock, basic and diluted	$(0.16)

TPG Pace Public Shareholders	28,683,317
Nerdy Shareholders	17,941,175
Sponsor and its affiliates	10,552,200
PIPE Shareholders	15,000,000
Forward purchase agreement investors	13,447,800

Pro forma shares outstanding, basic and diluted	85,624,492

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2020

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:

(FF)

Represents stock-based compensation expense associated with the historical UAR plan of Nerdy in the amount of $38,482 thousand. which is related to both vested and unvested awards. These awards become exercisable (to the extent previously vested) upon the completion of the Transaction and related modification and will require the recognition of compensation cost as the related performance condition is achieved. Of the $38,482 thousand, $19,962 thousand of stock- based compensation expense is associated with the vested portion of these awards becoming exercisable in conjunction with the Transaction. The additional $18,520 thousand of stock-based compensation expense is related to unvested awards and the portion of requisite service rendered during the year ended December 31, 2020. The actual compensation expense that will be recorded at the time of the completion of the transaction will be based on the amount of awards vested at that date.

(GG)

Represents the Company’s estimate of stock-based compensation expense associated with the Company’s Founder’s Award in the amount of $6,020 thousand. Upon the Completion of the Transaction, the Company approved the issuance of the Founder’s Award, which consists of market-based restricted stock units which can be earned over seven years. The valuation of the Founder’s Award and the derived service period is currently under evaluation. For the purposes of the pro forma financial statements, the Company has assumed a seven-year service period.

(HH)	Represents D&O expense of $3,000 thousand.

(II)	Represents expenses incurred in conjunction with the close of the Transaction of $3,811 thousand.

(JJ)

Represents the mark-to-market activity on the Forward Purchase Arrangement derivative liability for the year December 31, 2020. Upon the consummation of the Transaction, the derivative liability related to the FPA shares will be reclassified to equity; the FPA warrants will retain their liability classification until exercised. Accordingly, the Change in the fair value of derivatives related to the Forward Purchase Arrangement is decreased by $17,970 thousand.

(KK)

Represents the estimated changes in Nerdy’s historical interest expense following the extinguishment of Nerdy’s Loan and Security Agreement and the repayment of the PPP Loan in connection with the Transaction. Accordingly, Interest expense (including the amortization of debt issuance costs) decreased $4,904 thousand.

(LL)	Represents the debt extinguishment expense of $1,947 thousand associated with the payoff of the Loan and Security Agreement.

(MM)	Reflects the elimination of investment income on the trust account.

(NN)

The Company entered into certain arrangements with lenders which obligated the Company to pay a success fee upon the occurrence of certain liquidity events. Following the completion of the Transaction, the Company will pay success fees of $2,042 thousand. Accordingly, Other expense will be increased by $2,042 thousand.

(OO)

TPG Pace is a Cayman Islands exempted company and has received an exemption from the Cayman Islands government that exempts TPG Pace from taxes levied on profits, income, expenses, gains and losses. Immediately prior to the Transaction, TPG Pace will change its jurisdiction of registration by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation registered under the laws of the State of Delaware. Nerdy is a limited liability company and is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a result, it is not liable for U.S. federal or state and local income taxes in most jurisdictions in which Nerdy LLC operates, and the income, expenses, gains and losses are reported on the returns of its members. It is subject to local income tax in certain jurisdictions in which it is not treated like a partnership, where it pays income taxes. Following the Transaction, Nerdy Inc. will be subject to U.S. federal income taxes, in addition to state and local taxes with respect to its allocable share of any taxable income from Nerdy.

As Nerdy has concluded that it is not more likely than not that any deferred tax assets will be realized in future periods, no income tax benefit is recognized.

(PP)	The net loss of Nerdy Inc. was reduced by the noncontrolling interest ownership of 46.1%

(amounts in thousands)
Pro forma loss before taxes	$(90,414)
Noncontrolling interest percentage	46.1%
Noncontrolling interest pro forma adjustment	(41,724)

Net loss attributable to Nerdy, Inc.	$(48,690)

(QQ)

Represents the net loss per issued share calculated using Nerdy Inc. shares of Class A Common Stock issued in connection with the Business Combination, assuming that the shares were outstanding since January 1, 2020. As the Pro Forma Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for net loss per share assumes that the shares issuable related to the Pro Forma Transactions have been outstanding for the entire period presented.

As the Company was in a net loss, giving effect to unvested share-based compensation or outstanding warrants was not considered in the calculation of diluted net loss per share, since the inclusion of such warrants and unvested share-based compensation would be anti-dilutive.

(amounts in thousands, except share and per share amounts)
Pro forma net loss attributable to Nerdy Inc.	$(48,690)
Weighted average Common Stock outstanding, basic and diluted	85,624,492
Net loss per share of Common Stock, basic and diluted	$(0.57)

TPG Pace Public Shareholders	28,683,317
Nerdy Shareholders	17,941,175
Sponsor and its affiliates	10,552,200
PIPE Shareholders	15,000,000
Forward purchase agreement investors	13,447,800

Pro forma shares outstanding, basic and diluted	85,624,492